Filed pursuant to Rule 424(b)(7)
Registration No. 333-253399

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 31, 2021)

7,102,081 Common Shares

This prospectus supplement relates to the offer and sale from time to time of up to 7,102,081 of our common shares, or the Shares, by the selling securityholders listed in the section of this prospectus supplement entitled “Selling Securityholders,” or the Selling Securityholders. The Shares were issued to the Selling Securityholders on March 17, 2023 pursuant to the Third Amendment to Tax Receivable Agreement, or the TRA Amendment, dated as of October 24, 2022, by and among Canopy Growth Corporation; Canopy USA, LLC, a Delaware limited liability company, or Canopy USA; Acreage Holdings America, Inc., a Nevada Corporation, or Acreage; High Street Capital Partners, LLC, a Delaware limited liability company, or HSCP; and certain members of HSCP.

Our registration of the Shares covered by this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the Shares. The Selling Securityholders may sell the Shares covered by this prospectus supplement in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus supplement entitled “Plan of Distribution” beginning on page S-6 of this prospectus supplement. We will not receive any of the proceeds from the Shares sold by the Selling Securityholders.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest.

Investing in our common shares, or Common Shares, involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 24 of our Annual Report on Form 10-K for the year ended March 31, 2022, or our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, the risks and uncertainties described in Item IA of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, or the Q3 Form 10-Q, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risk factors discussed in other periodic reports and documents we file from time to time with the Securities and Exchange Commission, or the SEC, and which we incorporate into this prospectus supplement and accompanying prospectus by reference. See also “Risk Factors ” beginning on page S-2 of this prospectus supplement.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “WEED” and on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CGC”. On March 27, 2023, the last reported sales price for our Common Shares on Nasdaq was $1.88 per share.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 28, 2023

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On February 23, 2021, we filed with the SEC a registration statement on Form S-3 (File No. 333-253399) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus supplement, which registration statement became effective automatically upon filing. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference into this prospectus supplement that we filed with the SEC subsequent to the date of the prospectus. If information in the prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. This prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference herein and therein, includes all material information relating to this offering. Please carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under “Important Information Incorporated by Reference”.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Item 1A Risk Factors” in our Annual Report, under Item IA of Part II of the Q3 Form 10-Q or in any updates in other periodic reports and documents we file from time to time with the SEC, together with all of the other information appearing in or incorporated by reference into this prospectus supplement, before deciding whether to purchase any of the Common Shares being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the sections titled “Special Note Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Securityholders.

The Selling Securityholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Shares and any similar expenses it incurs in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus supplement. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants in connection with the registration of the Shares covered by this prospectus supplement.

SELLING SECURITYHOLDERS

Unless the context otherwise requires, as used in this prospectus supplement, “Selling Securityholders” include the selling securityholders listed below and donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus supplement from a selling securityholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus supplement to allow the Selling Securityholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 7,102,081 of our Common Shares. The Shares were issued to the Selling Securityholders on March 17, 2023 pursuant to the TRA Amendment. Pursuant to the TRA Amendment, Canopy USA agreed to cause us to issue Shares with a value of approximately US$30.5 million, in two separate installments, to certain unitholders of HSCP in order to reduce a potential liability of approximately US$92.5 million pursuant to HSCP’s amended tax receivable agreement. The Shares represent the second installment under the TRA Amendment. Pursuant to the TRA Amendment, we agreed to register for resale the Common Shares that we issue thereunder. The Shares were issued to the Selling Securityholders in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.

The Shares to be offered by the Selling Securityholders pursuant to this prospectus supplement are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to sell the Shares publicly. The registration of the Shares does not require that any of the Shares be offered or sold by the Selling Securityholders.

No estimate can be given as to the amount or percentage of Common Shares that will be held by the Selling Securityholders after any sales made pursuant to this prospectus supplement because the Selling Securityholders are not required to sell any of the Shares being registered hereunder. The table below assumes that the Selling Securityholders will sell all of the Shares listed in this prospectus supplement and that they do not purchase additional Common Shares.

Unless otherwise indicated in the footnotes to the table below, no Selling Securityholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared the table below based on written representations and information furnished to us by or on behalf of the Selling Securityholders. Since the date on which the Selling Securityholders provided this information, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the Common Shares in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes to the table below, we believe that (1) none of the Selling Securityholders are broker-dealers or affiliates of a broker-dealer, (2) no Selling Securityholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Securityholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Securityholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Securityholders may change over time. Any changed information will be set forth in supplements to this prospectus supplement, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Shares held, as of March 24, 2023, by the Selling Securityholders and the number of Shares being offered hereby and information with respect to Common Shares to be beneficially owned by the Selling Securityholders after completion of this offering. The percentages in the following table reflect the Common Shares beneficially owned by the Selling Securityholders as a percentage of the total number of Common Shares outstanding as of March 24, 2023. As of such date, 512,640,518 Common Shares were outstanding.

	Total Number of Common Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Common Shares that may be Offered Pursuant to this Prospectus Supplement	Common Shares Beneficially Owned After this Offering (1)(2)
Name	Number	Percentage		Number	Percentage
George Michael Allen	1,009,622	*	562,341	447,281	*
Devin Binford	1,868,207	*	1,040,558	827,649	*
Harris R. Damashek	109,690	*	71,121	38,569	*
James Doherty	159,526	*	88,853	70,673	*
Glen S. Leibowitz	239,419	*	133,352	106,067	*
Kevin P. Murphy	7,345,689	1.4%	4,091,416	3,254,273	*
Christopher William Tolford	504,810	*	281,170	223,640	*
Melvin A. Yellin	1,496,045	*	833,270	662,775	*
TOTAL	12,733,008	2.5%	7,102,081	5,630,927	1.1%

*	Represents less than 1% of the issued and outstanding Common Shares.
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of March 24, 2023) are deemed outstanding. Common Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Securityholders dispose of all of the Common Shares covered by this prospectus supplement and does not acquire beneficial ownership of any additional Common Shares. The registration of these Common Shares does not necessarily mean that the Selling Securityholders will sell all or any portion of the Common Shares covered by this prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of the Shares by the holders thereof from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Securityholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions. The Selling Securityholders may use one or more of the following methods when disposing of the Shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the Shares by the Selling Securityholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	in sales pursuant to Rule 144;

•	whereby broker-dealers may agree with the Selling Securityholders to sell a specified number of such Shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling Shares to or through underwriters, broker- dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell the Shares short and deliver Shares covered by this prospectus supplement to close out short positions and to return borrowed Common Shares in connection with such short sales. The Selling Securityholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such Common Shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus supplement or any amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus supplement. The Selling Securityholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

The Selling Securityholders, individually and not severally, and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered will be the purchase price of the Shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. There can be no assurance that any Selling Securityholders will sell any or all of the Shares registered hereunder.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the TRA Amendment, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Securityholder will pay all underwriting fees, discounts or commissions attributable to the sale of the Shares or any legal fees and expenses of counsel to the Selling Securityholders, if any. We may be indemnified by the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Securityholder specifically for use in this prospectus supplement.

Once sold hereunder, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus supplement and certain other Canadian legal matters related to the Common Shares being offered by this prospectus supplement will be passed upon for us by Cassels Brock  & Blackwell LLP.

EXPERTS

The consolidated financial statements of Canopy Growth Corporation as of March 31, 2022 and 2021, and for each of the years in the three-year period ended March 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2022, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report on the effectiveness of internal control over financial reporting as of March 31, 2022, contains an explanatory paragraph that states management excluded entities acquired during the year ended March 31, 2022, AV Cannabis Inc. and The Supreme Cannabis Company, Inc. (the “Acquired Entities”) from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2022. The Acquired Entities represent approximately 6% of total assets and 9% of total revenues of the consolidated financial statements of the Company as of and for the year ended March 31, 2022. The audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus supplement contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus supplement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 31, 2022;

(b)

Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022, our Quarterly Report on Form 10-Q for the quarter ended September  30, 2022, filed with the SEC on November 9, 2022, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the SEC on February 9, 2023;

(c)

Our Current Reports on Form 8-K filed with the SEC on April 4, 2022 (excluding information under Item 7.01), April  29, 2022 (excluding information under Item 2.02), May  18, 2022, May  18, 2022, May  26, 2022, June  17, 2022, July  5, 2022 (excluding information under Item 7.01), July  22, 2022, September  19, 2022, September  28, 2022 (excluding information under Item 7.01), October 26, 2022, November 14, 2022, November 30, 2022, December 15, 2022, January 3, 2023, February 21, 2023 (excluding information under Item 7.01) and March 23, 2023;

(d)

Our definitive proxy statement on Schedule 14A filed with the SEC on July 29, 2022 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022); and

(e)	The description of our Common Shares contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 31, 2022.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

If requested orally or in writing, we will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, at no cost, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario, Canada K7A 0A8

(855) 558-9333(403)

Attention: Chief Legal Officer

Prospectus Supplement

Common Shares

Subscription Receipts

Units

Warrants

This prospectus supplement amends and restates the existing base prospectus that forms a part of the Registration Statement on Form S-3 (File No. 333-253399), which became effective February 23, 2021.

We may from time to time offer and sell our common shares (“Common Shares”), subscription receipts (“Subscription Receipts”), units (“Units”) and warrants (“Warrants”) (collectively, the “Securities”). Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements. These Securities may be offered and sold in the United States and elsewhere where permitted by law. We will provide the specific terms of these Securities in supplements to this prospectus that will be delivered to purchasers together with this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in the Securities.

This prospectus may not be used to sell the Securities unless accompanied by a prospectus supplement.

Investment in the Securities involves certain risks that should be considered by a prospective purchaser. See “Risk Factors” on page  8 of this prospectus along with the risk factors described in the applicable prospectus supplement pertaining to the Securities and the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the Securities offered hereby. See “Where You Can Find More Information”.

We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. See “Plan of Distribution”. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to us, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “WEED” and on the Nasdaq Global Market (“NASDAQ”) under the symbol “CGC”. Unless otherwise specified in the applicable prospectus supplement, the Subscription Receipts, Units and Warrants will not be listed on any securities or stock exchange.

Neither the United States Securities and Exchange Commission (the ”SEC”) nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is March 31, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the Securities described in this prospectus. This prospectus only provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the Securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.” This prospectus does not contain all of the information set forth in the Registration Statement we have filed with the SEC of which this prospectus forms a part, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement of which this prospectus forms a part and the exhibits to the Registration Statement for further information with respect to us and the Securities.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the Securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Canopy Growth”, the “Corporation”, “we”, “us” and “our” mean Canopy Growth Corporation and its consolidated subsidiaries and partnerships.

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars, references to “dollars”, “$” or “US$” are to United States dollars and all references to “C$” are to Canadian dollars.

Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using U.S. generally accepted accounting principles.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the multijurisdictional disclosure system adopted by Canada and the United States, reports filed or furnished by us prior to April 1, 2020 with the SEC have been prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Canopy Growth, at www.sec.gov. Canopy Growth’s SEC filings are also available on Canopy Growth’s website at www.canopygrowth.com. Information on or connected to our website, even if referred to in documents incorporated by reference in this prospectus, does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 1, 2020;

•	Our Amendment to Annual Report on Form 10-K/A filed with the SEC on July 29, 2020 to include Part III of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020;

•

Our Quarterly Reports on Form 10-Q for the quarters ended June  30, 2020, filed with the SEC on August 10, 2020, September  30, 2020, filed with the SEC on November 9, 2020 and December  31, 2020 filed with the SEC on February 9, 2021;

•

Our Current Reports on Form 8-K, filed with the SEC on June 30, 2020, September 11, 2020, September 22, 2020, September 23, 2020, November  4, 2020, November 9, 2020 accepted on November  6, 2020, December 10, 2020, December  28, 2020, February 23, 2021 and March 18, 2021; and

•

The description of our Common Shares contained in our Registration Statement on Form 8-A/A, filed with the SEC on November 13, 2020, and any amendment or report filed for the purpose of updating any such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

If requested orally or in writing, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Canopy Growth Corporation
1 Hershey Drive
Smiths Falls, Ontario, Canada K7A 0A8
(855) 558-9333(403)
Attention: Chief Legal Officer

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and “forward-looking information” under applicable Canadian securities legislation (collectively, “forward-looking statements”) and other applicable securities laws, which involve certain known and unknown risks and uncertainties. In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to “Note Regarding Forward-Looking Statements” in the Annual Report on Form 10-K of the Corporation as well as to similar sections of any documents incorporated by reference in this prospectus that are filed after the date hereof.

Forward-looking statements predict or describe the Corporation’s future operations, business plans, business and investment strategies and the performance of the Corporation’s investments. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “strategy,” “estimate,” “expect,” “project,” “projections,” “forecasts,” “plans,” “seeks,” “anticipates,” “potential,” “proposed,” “will,” “should,” “could,” “would,” “may,” “likely,” “designed to,” “foreseeable future,” “believe,” “scheduled” and other similar expressions. The Corporation’s actual results or outcomes may differ materially from those anticipated. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Forward-looking statements include, but are not limited to, statements with respect to:

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the uncertainties associated with the COVID-19 pandemic, including the Corporation’s ability to continue operations, the ability of the Corporation’s suppliers and distribution channels to continue to operate, the use of the Corporation’s products by consumers, disruptions to the global and local economies due to related stay-at-home orders, quarantine policies and restrictions on travel, trade and business operations and a reduction in discretionary consumer spending;

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laws and regulations and any amendments thereto applicable to the Corporation’s business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to U.S. hemp (including hemp-derived cannabidiol (“CBD”)) products and the scope of any regulations by the U.S. Federal Drug Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office, the U.S. Department of Agriculture (the “USDA”) and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;

•	expectations regarding the regulation of the hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the USDA;

•	expectations regarding the potential success of, and the costs and benefits associated with, the Corporation’s acquisitions, joint ventures, strategic alliances, equity investments and dispositions;

•	the Acreage Amended Arrangement (as defined below), including the satisfaction or waiver of the conditions to closing of such acquisition;

•	the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;

•	the Corporation’s international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;

•

the ability to successfully create and launch brands and further create, launch and scale cannabis-based products and U.S. hemp-derived consumer products in jurisdictions where such products are legal and that the Corporation currently operates in;

•	the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;

•	the anticipated benefits and impact of the investments (the “CBI Group Investments”) made by Constellation Brands, Inc. (“CBI”) and its affiliates (together, the “CBI Group”) in the Corporation;

•

the potential exercise of the warrants held by the CBI Group, pre-emptive rights and/or top-up rights in connection with the CBI Group Investments, including proceeds to the Corporation that may result therefrom or the potential conversion of senior convertible notes held by the CBI Group in connection with the CBI Group Investments;

•	expectations regarding the use of proceeds of equity financings, including pursuant to this prospectus, and the proceeds from the CBI Group Investments;

•

the legalization of the use of cannabis for medical or recreational in jurisdictions outside of Canada, the related timing and impact thereof and the Corporation’s intentions to participate in such markets, if and when such use is legalized;

•	the Corporation’s ability to execute on its strategy and the anticipated benefits of such strategy;

•

the ongoing impact of the legalization of cannabis product types and forms for recreational use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and the Corporation’s intentions to participate in such markets;

•

the ongoing impact of developing provincial, territorial and municipal regulations pertaining to the sale and distribution of cannabis, the related timing and impact thereof, as well as the restrictions on federally regulated cannabis producers participating in certain retail markets and the Corporation’s intentions to participate in such markets to the extent permissible;

•	the future performance of the Corporation’s business and operations;

•	the Corporation’s competitive advantages and business strategies;

•	the competitive conditions of the industry;

•	the expected growth in the number of customers using the Corporation’s products;

•	the Corporation’s ability or plans to identify, develop, commercialize or expand its technology and research and development initiatives in cannabinoids, or the success thereof;

•	expectations regarding revenues, expenses and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the expansion of the Corporation’s production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;

•	the expected growth in the Corporation’s growing, production and supply chain capacities;

•	expectations regarding the resolution of litigation and other legal proceedings;

•	expectations with respect to future production costs;

•	expectations with respect to future sales and distribution channels;

•	the expected methods to be used to distribute and sell the Corporation’s products;

•	the Corporation’s future product offerings;

•	the anticipated future gross margins of the Corporation’s operations;

•	accounting standards and estimates;

•	expectations regarding the Corporation’s distribution network; and

•

expectations regarding the costs and benefits associated with the Corporation’s contracts and agreements with third parties, including under the Corporation’s third-party supply and manufacturing agreements.

Certain of the forward-looking statements contained herein concerning the industries in which the Corporation conduct its business are based on estimates prepared by the Corporation using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which the Corporation believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which the Corporation conducts its business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The forward-looking statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) management’s perceptions of historical trends, current conditions and expected future developments; (ii) the Corporation’s ability to generate cash flow from operations; (iii) general economic, financial market, regulatory and political conditions in which the Corporation operates; (iv) the production and manufacturing capabilities and output from the Corporation’s facilities and its joint ventures, strategic alliances and equity investments; (v) consumer interest in the Corporation’s products; (vi) competition; (vii) anticipated and unanticipated costs; (viii) government regulation of the Corporation’s activities and products including but not limited to the areas of taxation and environmental protection; (ix) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (x) the Corporation’s ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xi) the Corporation’s ability to conduct operations in a safe, efficient and effective manner; (xii) the Corporation’s ability to realize anticipated benefits, synergies or generate revenue, profits or value from its recent acquisitions into existing operations; (xiii) the Corporation’s ability to continue to operate in light of the COVID-19 pandemic and the impact of the pandemic on demand for, and sales of, the Corporation’s products and its distribution channels; and (xiv) other considerations that management believes to be appropriate in the circumstances. While management considers these assumptions to be reasonable based on information currently available to them, there is no assurance that such expectations will prove to be correct.

By their nature, forward-looking statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond the Corporation’s control, could cause actual results to differ materially from the forward-looking statements in this prospectus and the documents incorporated or deemed to be incorporated by reference herein or made by the Corporation’s directors, officers, other employees and other persons authorized to speak on the Corporation’s behalf. Such factors include, without limitation, changes in laws, regulations and guidelines and compliance with such laws, regulations and guidelines; the risk that the COVID-19 pandemic may disrupt the Corporation’s operations and those of its suppliers and distribution channels and negatively impact the use of the Corporation’s products; consumer demand for cannabis and U.S. hemp products; the Corporation’s reliance on licenses issued by and contractual arrangements with various federal and provincial governmental authorities; future levels of revenues and the impact of increasing levels of competition; the Corporation’s ability to manage disruptions in credit markets or changes to its credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of the Corporation’s capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute the Corporation’s business plan (either within the expected timeframe or at all); the potential effects of judicial or other proceedings on the Corporation’s business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; the Corporation’s exposure to risks related to an agricultural business, including wholesale price volatility and variable product quality; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal, state, provincial, territorial or local regulatory authorities, self-regulatory organizations, plaintiffs in litigation or persons threatening litigation; changes in regulatory requirements in relation to the Corporation’s business and products; and the factors discussed under the heading “Risk Factors” in the Annual Report on Form 10-K of the Corporation, as filed with the SEC on June 1, 2020. Prospective investors are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on forward-looking statements.

Forward-looking statements are provided for the purposes of assisting prospective investors in understanding the Corporation’s financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and prospective investors are cautioned that the forward-looking statements may not be appropriate for any other purpose. While the Corporation believes that the assumptions and expectations reflected in the forward-looking statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-looking statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. The Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking statements, except as required by law. The forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein or made by the Corporation’s directors, officers, other employees and other persons authorized to speak on the Corporation’s behalf are expressly qualified in their entirety by these cautionary statements.

You should read carefully the risk factors described in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

RISK FACTORS

An investment in Securities of the Corporation is subject to certain risks, which should be carefully considered by prospective investors before purchasing such Securities. In addition to the other information set out or incorporated by reference in this prospectus currently, and from time to time, investors should carefully consider the risk factors incorporated by reference in this prospectus and referred to below. Any one of such risk factors could materially affect the Corporation’s business, financial condition and/or future operating results and prospects and could cause actual events to differ materially from those described in forward-looking statements and information relating to the Corporation. Additional risks and uncertainties not currently identified by the Corporation or that the Corporation currently believes not to be material also may materially and adversely affect the Corporation’s business, financial condition, operations or prospects. Investors should carefully consider the risks described under the heading “Risk Factors” in the Annual Report on Form 10-K of the Corporation, as filed with the SEC on June 1, 2020 (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in the Corporation’s other filings that are incorporated by reference in this prospectus and any accompanying prospectus supplement. See “Documents Incorporated by Reference”.

Risks Related to an Offering of Securities

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which the Common Shares and other Securities trade may be adversely affected. Whether the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, prevailing interest rates, the markets for similar securities, general economic conditions, the Corporation’s financial condition, historic financial performance and future prospects.

There is currently no market through which the Securities (other than the Common Shares) may be sold and purchasers may not be able to resell such Securities. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NASDAQ or any other stock exchange could be subject to significant fluctuations in response to certain factors including, but not limited to, variations in the Corporation’s operating results and changes in financial markets and general market conditions, including those caused by COVID-19. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the operating performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NASDAQ or any other stock exchange. There can be no assurance of the price at which the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NASDAQ or any other stock exchange will trade.

Additional Issuances and Dilution

The Corporation may issue and sell additional securities to finance its operations. The Corporation cannot predict the size or type of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of the Corporation’s issued and outstanding securities from time to time. Sales or issuances of substantial amounts of the Corporation’s securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Corporation’s issued and outstanding securities from time to time. With any additional sale or issuance of the Corporation’s securities, holders will suffer dilution with respect to voting power and may experience dilution in the Corporation’s earnings per share. Moreover, this prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Broad Discretion in the Use of the Net Proceeds

The Corporation’s management will have broad discretion with respect to the application of net proceeds received by the Corporation from the sale of Securities under this prospectus and may spend such proceeds in ways that do not improve the Corporation’s results of operations or enhance the value of the Common Shares or the Corporation’s other issued and outstanding securities from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Corporation’s business or cause the price of the Corporation’s issued and outstanding securities to decline.

History of Negative Cash Flow

The Corporation has a history of negative cash flow from operating activities. To the extent that the Corporation has negative cash flow in future periods, the Corporation may need to allocate a portion of the net proceeds received from the sale of Securities hereunder or other financings to fund such negative cash flow. There can be no assurance that additional capital or other types of financing will be available when needed or that these financings will be on terms at least as favorable to the Corporation as those previously obtained, or available to the Corporation or at all.

Risk of Infectious Diseases

The outbreak of the novel coronavirus, or COVID-19, which has been declared by the World Health Organization (“WHO”) to be a “pandemic”, has spread across the globe and is impacting worldwide economic activity. COVID-19 has severely restricted the level of economic activity around the world and in all countries in which the Corporation or its affiliates operate. For instance, economic activity in Alberta, one of the Corporation’s key markets, has significantly declined due to the reduction in oil prices, a key component of the Alberta economy, which has led to less discretionary consumer spending and lower spending on cannabis products. A public health epidemic, including COVID-19, or the fear of a potential pandemic, poses the risk that the Corporation or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, and the Corporation’s customers may be prevented from purchasing its products, due to shutdowns, “stay at home” mandates or other preventative measures that may be requested or mandated by governmental authorities. The governments of many countries, states, cities and other geographic regions have taken such preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes. Temporary closures of businesses have been ordered and numerous other businesses have temporarily closed voluntarily. Such actions are creating disruption in global supply chains, increasing rates of unemployment and adversely impacting many industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. Since a substantial portion of the Corporation’s products not deemed to be necessities by the Corporation’s customers, customers’ employment status and the amount of customers’ discretionary spending and actual or perceived wealth can significantly impact the Corporation’s results of operations. As a result, all of the above-described factors (and other political and economic factors) can have a material and adverse effect on spending patterns of the Corporation’s customers and on the Corporation’s business, financial condition and results of operations.

The effect of COVID-19 could include additional closures of the Corporation’s facilities or the facilities of the Corporation’s suppliers and other vendors in the Corporation’s supply chain and other preventive and protective measures in the Corporation’s supply chain. If the pandemic persists, closures or other restrictions on the conduct of business operations of the Corporation’s third-party manufacturers, suppliers or vendors could further disrupt the Corporation’s supply chain. While the Corporation has not yet experienced delays in shipping, the increased global demand on shipping and transport services may cause it to experience delays in the future, which could impact the Corporation’s ability to obtain materials or deliver its products in a timely manner. These factors could otherwise disrupt the Corporation’s operations and could have an adverse effect on its business, financial condition and results of operations. In various jurisdictions in Canada, cannabis retailers have been restricted to conducting sales via curbside pickup and online delivery or are reducing opening hours, staff onsite and reducing the number of customers allowed in-store for cannabis retailers that continue to be open.

Retailers of the Corporation’s products in Canada and the United States have in some cases been determined to be, and may in other cases be deemed in the future, non-essential and be required to close or choose to suspend or significantly curtail their operations due to health and safety concerns for their employees. Further, those retail operations that the Corporation has been able to reopen may be closed in the future in the event that governments reinstitute closures for public health reasons. Even if the Corporation’s production facilities remain open, mandatory or voluntary self-quarantines and travel restrictions may limit employees’ ability to get to the Corporation’s facilities, and this, together with impacts on supply chain and the uncertainty produced by the rapidly evolving nature of COVID-19, may result in reduced or suspended production. Those types of restrictions could also impact the abilities of customers in certain Canadian jurisdictions or the United States to continue to have access to the Corporation’s products. Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, could impact personnel at third-party manufacturing facilities in Canada and the United States and other countries, or the availability or cost of materials, which would disrupt the Corporation’s supply chain, in particular in relation to the supply of masks, gowns and other protective equipment used at the Corporation’s facilities due to the global shortage of such protective equipment and materials.

As a result of COVID-19, the Corporation has implemented work-from-home policies for certain employees and the effects of the work-from-home policies may negatively impact productivity, disrupt access to books and records, increase cybersecurity risks and disrupt the Corporation’s business, and the Corporation does not yet know when it will be able to return to the office. In addition, the effects of COVID-19 may delay the Corporation’s research and development programs and the Corporation’s ability to execute on certain of its strategic plans involving construction. So long as measures to combat COVID-19 stay in effect, the Corporation expects COVID-19 to negatively affect its results of operations. The global impact of COVID-19 continues to evolve rapidly, and the extent of its effect on the Corporation’s operational and financial performance will depend on future developments, which are highly uncertain, including the duration, scope and severity of the pandemic, the actions taken to contain or mitigate its impact, and the direct and indirect economic effects of the pandemic and related containment measures, among others.

Any positive impacts from preventive measures, vaccines or treatments for COVID-19 may be not be realized due to mutations in the COVID-19 virus, adverse side effects, difficulties in implementation or distribution or other factors, so there can be no assurance that such preventive measures, vaccines or treatments will have a material impact on the Corporation’s business, financial condition or results of operations. Furthermore, any “second wave” or mutated strains of COVID or the spread of other pathogens could also exacerbate the risks described in this risk factor.

Even after the pandemic subsides, the Corporation’s businesses could also be negatively impacted should the effects of COVID-19 lead to changes in consumer behavior, including as a result of a decline in discretionary spending. During the past year, financial conditions for the cannabis industry have faced increased volatility. Moreover, future events could cause global financial conditions to suddenly and rapidly destabilize, and governmental authorities may have limited resources to respond to such future crises. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact the Corporation’s ability to obtain equity or debt financing or make other suitable arrangements to finance its projects. If increased levels of volatility continue, there is a rapid destabilization of global economic conditions or a prolonged recession resulting from the pandemic, it would likely materially affect the Corporation’s business and the value of the Common Shares.

CANOPY GROWTH CORPORATION

General

Canopy Growth was incorporated pursuant to the provisions of the Canada Business Corporations Act on August 5, 2009 under the name “LW Capital Pool Inc.” The Corporation changed its name to Tweed Marijuana Inc. on March 26, 2014, and later to Canopy Growth Corporation on September 17, 2015. The Corporation’s Common Shares are listed and posted for trading on the TSX under the symbol “WEED” and on NASDAQ under the symbol “CGC”. The Corporation maintains a website at www.canopygrowth.com. Information on or connected to our website, even if referred to in documents incorporated by reference in this prospectus, does not constitute part of this prospectus.

The Corporation’s head and registered office is located at 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8.

Summary Description of the Business

Canopy Growth is a world-leading diversified cannabis and cannabinoid-based consumer products company with operations in countries across the world. Canopy Growth produces, distributes and sells a diverse range of cannabis and hemp-based products and other consumer products for both recreational and medical purposes under a portfolio of distinct brands in Canada pursuant to the Cannabis Act, and globally pursuant to applicable international and Canadian legislation, regulations and permits.

On October 17, 2018, the Cannabis Act came into effect in Canada, regulating both the medical and recreational cannabis markets in Canada and providing provincial, territorial and municipal governments the authority to prescribe regulations regarding the distribution and sale of recreational cannabis. On October 17, 2019, the second phase of recreational cannabis products, specifically, ingestible cannabis, cannabis extracts and cannabis topical products (referred to as “Cannabis 2.0”), was legalized pursuant to certain amendments to the regulations under the Cannabis Act. Canopy Growth currently offers product varieties in dried flower, oil, softgel capsule, vape pen power sources, pod-based vape devices, vape cartridges, cannabis-infused beverages and edibles, with product availability varying based on provincial and territorial regulations. Canopy Growth’s recreational cannabis products are predominantly sold to provincial and territorial agencies under a “business-to-business” wholesale model, with those provincial and territorial agencies then being responsible for the distribution of such products to brick-and-mortar stores and for online retail sales. Canopy Growth has also opened a network of Tweed and Tokyo Smoke retail cannabis stores across Canada, where permissible, to promote brand awareness and drive consumer demand under a “business-to-consumer” model.

Canopy Growth’s Spectrum Therapeutics medical division is a global leader in medical cannabis. Spectrum Therapeutics produces and distributes a diverse portfolio of medical cannabis products to healthcare practitioners and medical customers in Canada, and in several other countries where it is federally permissible to do so. In April 2019, Canopy Growth acquired C3 Cannabinoid Compound Company, Europe’s largest cannabinoid-based pharmaceuticals company and a leading manufacturer of dronabinol, a registered active pharmaceutical ingredient in Germany and certain other European countries. The addition of dronabinol has allowed Canopy Growth to expand its portfolio of medical cannabis offerings for its customers in countries where permissible.

Subsequent to the passage of the U.S. Agricultural Improvement Act of 2018 (the “2018 Farm Bill”) in December 2018, Canopy Growth began building its hemp supply chain in the United States through its investment in hemp growing capability and in processing, extraction and finished goods manufacturing facilities. In September 2020, Canopy Growth’s Martha Stewart CBD line of premium quality, hemp-derived wellness gummies, oils and softgels was launched in the United States. In the fourth quarter of fiscal 2021, Canopy Growth expanded its product offering to include CBD products for pets under the Martha Stewart CBD for Pet line and SurityPro.

In June 2019, Canopy Growth implemented a plan of arrangement (the “Original Acreage Arrangement”) pursuant to an arrangement agreement (the “Acreage Arrangement Agreement”) dated April 18, 2019, as amended on May 15, 2019 with Acreage Holdings, Inc. (“Acreage”), a multi-state cannabis operator. In September 2020, following receipt of all required approvals, Canopy Growth entered into a second amendment to the Acreage Arrangement Agreement (the “Amending Agreement”) and implemented an amended and restated plan of arrangement (the “Acreage Amended Arrangement”). Pursuant to the Acreage Amended Arrangement, following the occurrence or waiver (at Canopy Growth’s discretion) of changes in U.S. federal law to permit the general cultivation, distribution, and possession of marijuana or to remove the regulation of such activities from the federal laws of the United States (the “Triggering Event”) and subject to the satisfaction or waiver of the conditions set out in the Acreage Arrangement Agreement (as modified by the Amending Agreement), Canopy Growth (i) agreed to acquire approximately 70% of the issued and outstanding shares of Acreage, and (ii) obtained the right to acquire the other approximately 30% of the issued and outstanding shares of Acreage. The acquisition of Acreage, if completed, will provide a pathway into cannabis markets in the United States; however, Canopy Growth and Acreage will continue to operate as independent companies until the acquisition of Acreage is completed. Refer to “Recent Developments” below for a description of the Acreage Amended Arrangement.

Canopy Growth’s other product offerings, which are sold by its subsidiaries in jurisdictions where it is permissible to do so, include (i) Storz & Bickel™ vaporizers; (ii) thisworks™ beauty, skincare, wellness and sleep products, some of which have been blended with hemp-derived CBD isolate; (iii) BioSteel™ sports nutrition beverages, mixes, protein, gum and mints, some of which have been infused with hemp-derived CBD isolate; and (iv) a line of science-backed CBD products for dogs under the brand name SurityPro™ sold by Canopy Animal Health.

The majority of Canopy Growth’s products contain tetrahydrocannabinol (“THC”), CBD, or a combination of these two cannabinoids which are found in the cannabis sativa plant species. THC is the primary psychoactive or intoxicating cannabinoid found in cannabis. References throughout this prospectus to “hemp” is used to classify varieties of the cannabis sativa plant that contain CBD and 0.3% or less THC content (by dry weight). Conversely, references to the term “marijuana” refer to varieties of the cannabis sativa plant with more than 0.3% THC content and moderate levels of CBD.

Canopy Growth’s licensed operational capacity in Canada includes indoor and greenhouse cultivation space; post-harvest processing and cannabinoid extraction capability; advanced manufacturing capability for vape products, softgel encapsulation and pre-rolled joints; a beverage production facility; a chocolate manufacturing facility; and a gummie manufacturing facility. These infrastructure investments allow Canopy Growth to supply the recreational and medical markets with a complimentary balance of flower products and extracted cannabinoid input for Canopy Growth’s oil, CBD and Cannabis 2.0 products. Additionally, Canopy Growth has built a hemp supply chain in the United States and holds the necessary licenses to cultivate and produce cannabis in Denmark.

Recent Developments

Restructuring Actions and Sale of British Columbia Production Facilities

In April 2020, Canopy Growth announced a series of global operational changes in order to optimize production, better align supply and demand and improve efficiencies. As part of the strategic review of the business, the Corporation planned to (i) exit its operations in South Africa and Lesotho; (ii) close certain Canadian production facilities; (iii) shift its strategy in Latin America; (iv) cease its hemp farming operations in Springfield, New York; and (v) rationalize certain marketing and research & development activities.

In December 2020, as part of the ongoing end-to-end strategic review of its operations, Canopy Growth announced a series of Canadian operational changes designed to streamline its operations and further improve gross margins. Canopy Growth has ceased operations at its sites in St. John’s, Newfoundland and Labrador; Fredericton, New Brunswick; Edmonton, Alberta; Bowmanville, Ontario; as well as its outdoor cannabis grow operations in Saskatchewan. As a result of these restructuring actions, Canopy Growth eliminated approximately

220 full-time positions. Additionally, Canopy Growth (i) completed the sale of its production facilities in Aldergrove and Delta, British Columbia in December 2020 and January 2021, respectively, for combined proceeds of approximately US$40.7 million; and (ii) completed its strategy shift in Latin America that was commenced in the fourth quarter of fiscal 2020.

C$245 Million Warrant Exercise

On May 1, 2020, Greenstar Canada Investment Limited Partnership (“GCILP”) exercised 18,876,901 Common Share purchase warrants at an exercise price of C$12.9783 per Common Share for aggregate proceeds to Canopy Growth of approximately C$245 million. GCILP is a wholly-owned subsidiary of CBI. As a result of the acquisition of 18,876,901 Common Shares upon such exercise, CBI now indirectly holds, in the aggregate, 142,253,802 Common Shares, 139,745,453 Common Share purchase warrants and C$200,000,000 principal amount of senior convertible notes.

Acreage Amended Arrangement

On June 24, 2020, Canopy Growth and Acreage entered into a proposal agreement (the “Acreage Proposal Agreement”) in order to, among other things, implement the Acreage Amended Arrangement. In September 2020, Acreage obtained the requisite approvals of the shareholders of Acreage and the Supreme Court of British Columbia and on September 23, 2020, Canopy Growth and Acreage entered into the Amending Agreement and implemented the Acreage Amended Arrangement. The Acreage Amended Arrangement provides for, among other things, the following:

(a)

a capital reorganization of Acreage (the “Acreage Capital Reorganization”), pursuant to which Acreage amended its Notice of Articles and Articles to, among other things, create the Acreage Fixed Shares (as defined below), the Acreage Floating Shares (as defined below) and the Acreage Fixed Multiple Shares (as defined below) and remove the existing Acreage Class A subordinated voting shares (the “Acreage SVS”), the existing Acreage Class B proportionate voting shares (the “Acreage PVS”) and the existing Acreage Class C multiple voting shares (the “Acreage MVS”). Pursuant to the Acreage Capital Reorganization (i) each outstanding Acreage SVS was exchanged for 0.7 of an Acreage Fixed Share and 0.3 of an Acreage Floating Share; (ii) each outstanding Acreage PVS was exchanged for 28 Acreage Fixed Shares and 12 Acreage Floating Shares; and (iii) each outstanding Acreage MVS was exchanged for 0.7 of an Acreage Fixed Multiple Share and 0.3 of an Acreage Floating Share;

(b)

the new Class E subordinated voting shares (the “Acreage Fixed Shares”) have the same attributes as the Acreage SVS and are listed on the Canadian Securities Exchange (the “CSE”). Following the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event and subject to the satisfaction or waiver of the conditions set out in the Acreage Arrangement Agreement (as modified by the Amending Agreement), Canopy Growth will acquire all of the issued and outstanding Acreage Fixed Shares based on an amended exchange ratio equal to 0.3048 of a Common Share to be received for each Acreage Fixed Share held (reduced from 0.5818 per Acreage SVS pursuant to the Original Acreage Arrangement). The foregoing exchange ratio for the Acreage Fixed Shares is subject to adjustment in accordance with the Acreage Amended Arrangement if, among other things, Acreage issues greater than the permitted number of Acreage Fixed Shares;

(c)

the new Class D subordinated voting shares (the “Acreage Floating Shares”) are listed on the CSE. Upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event and subject to the satisfaction or waiver of the conditions set out in the Acreage Arrangement Agreement (as modified by the Amending Agreement), Canopy Growth will have the right exercisable for a period of 30 days thereafter, to acquire all of the issued and outstanding Acreage Floating Shares for cash or Common Shares or a combination thereof, in Canopy Growth’s sole discretion, at a price equal to the 30-day volume weighted average trading price of the Acreage Floating Shares on the CSE, subject to a minimum call price of US$6.41 per Acreage Floating Share. The foregoing exchange ratio for the Acreage Floating Shares is subject to adjustment in accordance with the Acreage Amended Arrangement if Acreage issues greater than the permitted number of Acreage Floating Shares. The acquisition of the Acreage Floating Shares, if acquired, will take place concurrently with the closing of the acquisition of the Acreage Fixed Shares;

(d)

the new Class F multiple voting shares (the “Acreage Fixed Multiple Shares”) have the same attributes as the Acreage MVS, provided that each Acreage Fixed Multiple Share entitles the holder thereof to 4,300 votes per Fixed Multiple Share at shareholder meetings of Acreage. Immediately prior to the acquisition of the Acreage Fixed Shares, each issued and outstanding Acreage Fixed Multiple Share will automatically be exchanged for one Acreage Fixed Share and thereafter be acquired by Canopy Growth upon the same terms and conditions as the acquisition of the Acreage Fixed Shares;

(e)

if the occurrence or waiver of the Triggering Event does not occur within 10 years from the date the Acreage Amended Arrangement was implemented (being September 23, 2030), Canopy Growth’s rights to acquire both the Acreage Fixed Shares and the Acreage Floating Shares will terminate;

(f)	upon implementation of the Acreage Amended Arrangement on September 23, 2020, Canopy Growth made a payment to certain securityholders of Acreage of approximately US$37.5 million; and

(g)	Acreage is only permitted to issue an aggregate of up to 32,700,000 Acreage Fixed Shares and Acreage Floating Shares.

In connection with the Acreage Amended Arrangement, an affiliate of the Corporation advanced US$50,000,000 to Universal Hemp, LLC, a wholly-owned subsidiary of Acreage (“Acreage Hempco”) on September 30, 2020 pursuant to a secured debenture (the “Debenture”). In accordance with the terms of the Debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. The Debenture bears interest at a rate of 6.1% per annum, matures 10 years from the implementation of the Acreage Amended Arrangement (being September 23, 2030) or such earlier date in accordance with the terms of the Debenture, and all interest payments made pursuant to the Debenture are payable in cash by Acreage Hempco. The Debenture is not convertible and is not guaranteed by Acreage.

Addition of Mr. Sabia to the Board of Directors

In January 2020, Jim Sabia was appointed as a member of the board of directors (the “Board”) of Canopy Growth, subject to completion of the standard Health Canada processes associated with his appointment to the Board. Pending completion of those processes, Mr. Sabia has acted as a Board observer. On September 4, 2020, Mr. Sabia received confirmation of security clearance from Health Canada and became a member of the Board.

Listing on NASDAQ

In November 2020, Canopy Growth, acting pursuant to authorization from its Board, determined to voluntarily withdraw the listing of the Common Shares from the New York Stock Exchange and transfer the listing to NASDAQ. Listing and trading of the Common Shares on NASDAQ commenced at market open on November 16, 2020.

RIV Arrangement Agreement

On December 21, 2020, Canopy Growth entered into an arrangement agreement (the “RIV Arrangement Agreement”) with its wholly-owned subsidiary The Tweed Tree Lot Inc. (“Tweed NB”), RIV Capital Inc. (formerly Canopy Rivers Inc.) (“RIV Capital”) and its wholly-owned subsidiary RIV Capital Corporation (formerly Canopy Rivers Corporation) (“RCC”), pursuant to which the Corporation will acquire certain assets from RCC, as set out below, in exchange for cash, Common Shares and the surrender of all shares in the capital of RIV Capital held by Canopy Growth by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “RIV Arrangement”). The RIV Arrangement was completed on February 23, 2021.

Pursuant to the RIV Arrangement, Canopy Growth increased its conditional ownership interest in TerrAscend Corp. (“TerrAscend”) through the acquisition of (i) 19,445,285 exchangeable shares in the capital of TerrAscend (the “TerrAscend Exchangeable Shares”) held by RCC; (ii) 2,225,714 common share purchase warrants in the capital of TerrAscend with an exercise price of C$5.95 per share held by RCC; (iii) 333,723 common share purchase warrants in the capital of TerrAscend with an exercise price of C$6.49 per share held by RCC; and (iv) an approximately C$13.2 million loan receivable owing by TerrAscend Canada Inc. (“TerrAscend Canada”) to RCC. The securities in the capital of TerrAscend are not currently convertible or exercisable, and will not be convertible or exercisable until federal laws in the United States with respect to marijuana are amended. Pursuant to the RIV Arrangement, Canopy Growth also acquired (i) all of the Class A preferred shares in the capital of Les Serres Vert Cannabis Inc. (“Vert Mirabel”) held by RCC; and (ii) 143 common shares in the capital of Vert Mirabel, thereby increasing Canopy Growth’s ownership of the common shares of Vert Mirabel to approximately 55%. In addition, all of the obligations of Tweed NB owing to RCC pursuant to a royalty agreement between the parties were terminated.

In addition, all of the shares of RIV Capital held by Canopy Growth were repurchased for cancellation on a cashless basis. Canopy Growth no longer has any equity, debt or other interest in RIV Capital following completion of the RIV Arrangement. As additional consideration for the assets transferred and the termination of the royalty agreement with Tweed NB, Canopy Growth made a cash payment to RCC of approximately C$115.0 million and issued 3,647,902 Common Shares to RCC.

TerrAscend Option Agreement

On January 13, 2021, Canopy Growth entered into an option agreement (the “TerrAscend Option”) to acquire 1,072,450 common shares of TerrAscend (the “TerrAscend Shares”) for approximately US$10.5 million, conditional upon the occurrence or waiver of amendments to federal laws of the United States to permit the general cultivation, distribution and possession of marijuana or to remove the regulation of such activities from the federal laws of the United States.

As of the date of this prospectus, Canopy Growth owns 38,890,570 TerrAscend Exchangeable Shares, an aggregate of 22,474,130 TerrAscend Share purchase warrants and is deemed to own an aggregate of 1,072,450 TerrAscend Shares that are subject to the TerrAcend Option, representing 100% of the issued and outstanding TerrAscend Exchangeable Shares on a non-diluted basis and approximately 39.6% of the issued and outstanding TerrAscend Shares on a partially-diluted basis, assuming the conversion of the TerrAscend Exchangeable Shares into TerrAscend Shares and the exercise of the TerrAscend Share purchase warrants and the TerrAscend Option held by Canopy Growth. Canopy Growth beneficially owns, and exercises control or direction over approximately 20% of the issued and outstanding TerrAscend Shares on a fully-diluted basis.

Credit Facility

On March 18, 2021, Canopy Growth and its direct, wholly-owned subsidiary 11065220 Canada, Inc. (the “Co-Borrower” and together with Canopy Growth, the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders. The Credit Agreement provides for a five-year senior secured term loan facility in an aggregate principal amount of US$750 million (the “Credit Facility”). Canopy Growth also has the ability to obtain up to an additional US$500 million of incremental senior secured debt pursuant to the Credit Agreement. The obligations of the Borrowers under the Credit Facility are guaranteed by material Canadian and U.S. subsidiaries of Canopy Growth. The Credit Facility is secured by substantially all of the assets, including material real property, of the Borrowers and each of the guarantors. The Credit Agreement contains representations and warranties, and affirmative and negative covenants, including a financial covenant requiring minimum liquidity of US$200 million at the end of each fiscal quarter.

COVID-19 Pandemic

Management has continued to closely monitor the impact of the COVID-19 global pandemic, with a focus on the health and safety of the Corporation’s employees, business continuity and supporting its communities. The Corporation established a COVID-19 Management Committee shortly after the declaration of COVID-19 as a global pandemic and implemented various measures to reduce the spread of the virus. The Corporation has continued to operate under preventative measures and has experienced minimal disruption to its production and supply chain. As of the date of this prospectus, all 33 of Canopy Growth’s corporate-owned retail stores are open and offering click-and-collect and in-store shopping. Canopy Growth’s Canadian medical business, which operates as an e-commerce channel, has continued largely unchanged. Canopy Growth’s international medical business operates primarily as a pharmacy model, with pharmacies being deemed essential businesses in Germany and other European countries in which Canopy Growth conducts business. In addition, since Canopy Growth’s non-production workforce continues to effectively work remotely using various technology tools, Canopy Growth is able to maintain its full operations and internal controls over financial reporting and disclosures.

Given the uncertainties associated with the COVID-19 pandemic, including those related to the use of Canopy Growth’s products by consumers, disruptions to the global and local economies due to related stay-at-home orders, quarantine policies and restrictions on travel, trade and business operations and a reduction in discretionary consumer spending, the Corporation is unable to estimate the impact of the COVID-19 pandemic on its business, financial condition, results of operations, and/or cash flows. The uncertain nature of the impacts of the COVID-19 pandemic may continue to affect the Corporation’s results of operations for the balance of fiscal 2021.

Canopy Growth believes it has sufficient liquidity available from cash and cash equivalents and short-term investments on hand of approximately C$825.0 million and C$768.6 million, respectively, as of December 31, 2020, to enable Canopy Growth to meet its working capital and other operating requirements, fund growth initiatives and capital expenditures, settle its liabilities, and repay scheduled principal and interest payments on debt. In addition, Canopy Growth has available capacity under its revolving debt facility and further increased its cash on hand subsequent to December 21, 2020 with net proceeds obtained from the Credit Facility.

International Regulatory Framework

The Corporation only conducts business activities in jurisdictions where such operations are legally permissible in accordance with the laws of the applicable jurisdiction and with the rules and policies of the TSX and NASDAQ. As of the date of this Prospectus, the Corporation’s core international operations are conducted in Germany and the United States. The following summary sets forth the regulatory status of cannabis or hemp in these foreign jurisdictions.

Germany

In Germany, cannabis is federally legal for medicinal use; however, the sale of medical cannabis and cannabis extracts is limited to pharmacies. The Federal Institute for Drugs and Medical Devices (the “BfArM”) oversees the prescription, distribution and import of medical cannabis in Germany. Under its mandate, BfArM issues import permits for the import of medical cannabis for distribution through pharmacies in Germany. With the legalization of cannabis in Germany, BfArM has established a cannabis agency to organize and control the cultivation of cannabis for medical use via a tender process to identify suppliers to cultivate medical cannabis within Germany.

United States

In the United States, hemp products are subject to state and federal regulation in respect to the production, distribution and sale of products intended for human ingestion or topical application. Hemp, as defined in the

2018 Farm Bill, is distinguishable from marijuana by its absence of more than trace amounts (0.3% or less) of the psychoactive compound THC. Although international standards vary, other countries, such as Canada, use the same THC potency standards to define hemp.

The 2018 Farm Bill preserves the authority and jurisdiction of the U.S. Food and Drug Administration (the “FDA”), under the U.S. Federal Food, Drug and Cosmetic Act (the “FD&C Act”), to regulate the manufacture, marketing, and sale of food, drugs, dietary supplements, and cosmetics, including products that contain hemp extracts and derivatives, such as CBD. As a result, the FD&C Act will continue to apply to hemp derived food, drugs, dietary supplements, cosmetics, and devices introduced, or prepared for introduction, into interstate commerce. As a producer, distributor and marketer of hemp-derived products, the Corporation must comply with the FDA regulations applicable to manufacturing, production, distribution and marketing of certain products, including food, dietary supplements, and cosmetics.

As a result of the 2018 Farm Bill, U.S. federal law dictates that CBD derived from hemp is not a controlled substance; however, CBD derived from hemp may still be considered a controlled substance under applicable state laws in the United States. Individual states take varying approaches to regulating the production and sale of hemp and hemp-derived CBD. Some states explicitly authorize and regulate the production and sale of hemp-derived CBD or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities. Other states, however, maintain drug laws that do not distinguish between marijuana and hemp and/or hemp-derived CBD, which results in hemp being classified as a controlled substance under certain state laws in the United States.

DIRECTORS & OFFICERS

Julious Grant was appointed as Chief Commercial Officer of the Corporation on October 24, 2020. Mr. Grant resides in Florida, United States and does not hold any Common Shares but was granted 105,354 options to acquire Common Shares and 26,339 restricted share units on December 1, 2020 in connection with his appointment.

Following the date of the Annual Report on Form 10-K of the Corporation, Thomas Shipley and Thomas Stewart are no longer considered executive officers of the Corporation in accordance with Section 16 and Rule 3b-7 of the Exchange Act.

Other than as disclosed below, to the knowledge of the Company, no director or executive officer of the Company is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Company) that:

a)

was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)

was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer.

Other than as disclosed below, to the knowledge of the Corporation, no director or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation:

a)

is, as at the date hereof, or has been, within the 10 years before the date hereof, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b)

has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

On May 19, 2020, Reitmans (Canada) Limited (“Reitmans”), filed a petition with the Québec Superiour Court for the issuance of, and was granted on the same day, an initial order (the “Initial Order”) seeking under Canadian law the protection and the remedies offered by the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C 36 (the “CCAA”). On May 29, 2020, an amended and restated initial order was issued by the Québec Superiour Court under the CCAA granting the Corporation an extension to the period outlined in the Initial Order for an additional 60-day period. Furthermore, on May 19, 2020, the TSX issued a letter informing Reitmans that the TSX was reviewing the eligibility of Reitmans’ securities for continued listing on the TSX and suspending trading in Reitmans’ securities. On May 28, 2020, the Continued Listings Committee of the TSX issued a letter informing Reitmans of the delisting of its securities from the TSX, effective as at June 29, 2020, for failure to meet some of the continued listing requirements of the TSX. Theresa Yanofsky has been a director of Reitmans since August 2019.

USE OF PROCEEDS

The net proceeds to Canopy Growth from any offering of Securities, the proposed use of those proceeds and the specific business objectives that the Corporation expects to accomplish with such proceeds will be set forth in the applicable prospectus supplement relating to that offering of Securities.

There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management will have broad discretion in the application of the proceeds of an offering of Securities. The actual amount that the Corporation spends in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable prospectus supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set forth in the applicable prospectus supplement. The Corporation may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities. The Corporation may, from time to time, issue securities (including debt securities) other than pursuant to this prospectus. See “Risk Factors”.

During the fiscal year ended March 31, 2020 and the nine-month period ended December 31, 2020, the Corporation had negative cash flow from operating activities. To the extent that the Corporation has negative operating cash flows in future periods, the Corporation may need to deploy a portion of its existing working capital to fund such negative cash flow. As at December 31, 2020, the Corporation had cash and cash equivalents on hand of approximately C$825.0 million and short-term investments of approximately C$768.6 million.

DESCRIPTION OF SECURITIES

Common Shares

The authorized share capital of the Corporation consists of an unlimited number of Common Shares. As of the close of business on the date prior to the date of this prospectus, there were an aggregate of 382,325,042 Common Shares issued and outstanding. The Common Shares may be offered separately or together with other Securities, as the case may be.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation’s Board of Directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation, are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions. The Common Shares do not carry any provisions permitting or restricting the issuance of additional securities or other material restrictions, nor do they contain any provisions requiring a securityholder to contribute additional capital.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Corporation and an escrow agent (the “Escrow Agent”) that will be named in the relevant prospectus supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

The statements made in this prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. You should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering or Subscription Receipts will be filed by the Corporation with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after the Corporation has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of such Subscription Receipts being offered;

•	the price at which such Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by the holders of such Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•

the conditions (the “Release Conditions”) that must be met in order for holders of such Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of such Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of such Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of such Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•

the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of such Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of such Subscription Receipts in the event that this prospectus, the prospectus supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Corporation to purchase such Subscription Receipts in the open market by private agreement or otherwise;

•	if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

•	whether the Corporation will issue such Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether the Corporation will issue such Subscription Receipts as bearer securities, as registered securities or both;

•

provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of such Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants, Units or other securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Corporation will apply to list such Subscription Receipts on any exchange;

•	the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms or conditions of such Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Corporation. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or a combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Corporation may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security comprising such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of Units;

•	the price at which the Units will be offered;

•	the designation and terms of the Units and the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Corporation will apply to list the Units on any exchange;

•	the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

•	whether the Units will be issued in fully registered or global form.

Warrants

The following description sets forth certain general terms and provisions of Warrants for the purchase of Common Shares or Units that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreement to be entered into by the Corporation and one or more banks or trust companies acting as warrant agent.

The statements made in this prospectus relating to any warrant agreement and Warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant agreement. You should refer to the warrant agreement relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant agreement relating to an offering or Warrants will be filed by the Corporation with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after the Corporation has entered into it.

The particular terms of each issue of Warrants will be described in the related prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the designation, number and terms of the Common Shares or Units, as applicable, purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the date on which the right to exercise the Warrants will commence and the date on which such right will expire;

•	the exercise price of the Warrants;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•

provisions as to modification, amendment or variation of the warrant agreement or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Units or other securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	the material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant agreement(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

The applicable prospectus supplement will also describe certain Canadian federal income tax consequences to an investor, including investors who are non-residents of Canada, of acquiring, owning and disposing any Securities offered thereunder.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus. Selling securityholders will not engage in at-the-market distributions under this Prospectus.

PLAN OF DISTRIBUTION

The Corporation may offer and sell the Securities on a continuous or delayed basis, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any prospectus supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices, including in transactions that are deemed to be “at-the-market distributions,” including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities.

A description of such price will be disclosed in the applicable prospectus supplement. The prices at which the Securities may be offered may vary as between purchaser and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation. The Corporation will obtain any requisite exemptive relief prior to conducting “at-the-market distributions”.

Each prospectus supplement will set forth the terms of the offering, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Corporation from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale of Securities under this prospectus and any prospectus supplement, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the prospectus supplement if any of such Securities are purchased. The Corporation may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the proceeds of the offering or the general corporate funds of the Corporation.

By Dealers

If dealers are used, and if so specified in the applicable prospectus supplement, the Corporation will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The Corporation will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

The Securities may also be sold through agents designated by the Corporation. Any agent involved will be named, and any fees or commissions payable by the Corporation to such agent will be set forth, in the applicable prospectus supplement. Any such fees or commissions will be paid out of the proceeds of the offering or the general corporate funds of the Corporation. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by the Corporation at such prices and upon such terms as agreed to by the Corporation and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from the Corporation and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

In connection with any offering of Securities (unless otherwise specified in the prospectus supplement), the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

Agents, underwriters or dealers may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on a securities exchange. In connection with any offering of Securities, except with respect to “at-the-market distributions”, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter of an “at-the-market distribution”, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed under this prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter creating an over-allocation position in the Securities.

Each class of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities.

Unless otherwise specified in the applicable prospectus supplement, the Corporation does not intend to list any of the Securities other than the Common Shares on any securities exchange. Consequently, unless otherwise specified in the applicable prospectus supplement, there is no market through which the Subscription Receipts, Units and Warrants may be sold and purchasers may not be able to resell any such Securities purchased under this prospectus. This may affect the pricing of the Subscription Receipts, Units and Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issues will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

Participation Rights and Registration Rights

The Corporation is party to a second amended and restated investor rights agreement (the “Investor Rights Agreement”) with GCILP and CBG Holdings LLC ( “CBG” and together with GCILP, the “CBG Group”) dated April 18, 2019. The Investor Rights Agreement provides that the CBG Group will be entitled to certain pre-emptive and top-up rights in connection with the issuance of further securities by Canopy Growth so as to permit the CBG Group to maintain its percentage in the issued and outstanding Common Shares and the Original Percentage or the Percentage of Outstanding Common Shares (each as defined in the Investor Rights Agreement), as the case may be, for so long as the CBG Group holds the Target Number of Shares (as defined in the Investor Rights Agreement) and the Investor Rights Agreement has not been terminated.

In addition, to the pre-emptive and top-up rights, the Investor Rights Agreement provides the CBG Group with certain rights to require Canopy Growth to qualify for distribution in Canada or the United States under a prospectus (or the equivalent document in jurisdictions outside of Canada) the sale of Common Shares by the CBG Group and/or its affiliates or designees during the term of the Investor Rights Agreement.

Certain United States Matters

Any Securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

To comply with the securities laws of some states of the United States, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states of the United States the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

The validity of the Common Shares, Subscription Receipts, Units and Warrants offered hereby and certain other Canadian legal matters related to the Securities being offered hereby will be passed upon for us by Cassels Brock & Blackwell LLP. Certain US matters in connection with certain offerings under this base prospectus will be passed upon for the issuers by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The consolidated financial statements of Canopy Growth Corporation as of March 31, 2020 and 2019, and for each of the years in the three-year period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the CBCA. Some of our officers and directors, and some of the experts named in this prospectus, are Canadian residents, and many of our assets or the assets of our officers and directors and the experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under U.S. federal securities laws could be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

Common Shares

Subscription Receipts

Units

Warrants